Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Overview

On October 31, 2019, pursuant to the previously disclosed Securities Purchase Agreement, dated as of October 10, 2019, by and between MEDNAX Services, Inc., a Florida corporation (“MEDNAX Services”), and wholly-owned subsidiary MEDNAX, Inc., a Florida corporation (the “Company”), and FH MD Buyer, Inc., a Delaware corporation (“Buyer”) and affiliate of Frazier Healthcare Partners, the Company completed the divestiture of MedData Holding Co., a Delaware corporation (“MedData Holding”), and MedDirect Holding Co., a Delaware corporation (“MedDirect Holding” and together with MedData Holdings, the “Purchased Companies”). The Purchased Companies constitute the Company’s management services service line, which operates as MedData. The purchase consideration was comprised of $250 million in cash paid at closing, subject to certain net working capital assumptions, as well as economic consideration in an indirect holding company of Buyer, the value of which is contingent on both short and long-term performance of MedData. The maximum amount payable in respect of such economic consideration is $50 million. The fair value of this contingent consideration is not estimable at this time as the valuation of such consideration is currently in process.

The divestiture of MedData is considered a significant disposition for the Company. As a result, the Company prepared the accompanying unaudited pro forma condensed consolidated financial information in accordance with Article 11 of Regulation S-X.

The Company presented its operations for MedData as discontinued operations in its condensed consolidated financial statements included in the Company’s Form 10-Q for the three and nine months ended September 30, 2019. The accompanying unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2019 and for the years ended December 31, 2018, 2017, and 2016 give effect to the divestiture of MedData as if it occurred on January 1, 2016. The accompanying unaudited pro forma condensed consolidated balance sheet gives effect to the divestiture of MedData as if it occurred on September 30, 2019, the end of the most recent period for which a balance sheet is required.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with (i) the audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and (ii) the unaudited condensed consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2019.

The accompanying unaudited pro forma condensed consolidated financial information is presented based on assumptions, adjustments, and currently available information described in the accompanying notes and is intended for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of what the Company’s results of operations or financial condition would have been had the divestiture of MedData been completed on the dates assumed. In addition, it is not necessarily indicative of the Company’s future results of operations or financial condition.

MEDNAX, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF SEPTEMBER 30, 2019

(in thousands)

	As Reported	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$28,890	25,200	(a)	$54,090
Short-term investments	78,371	—		78,371
Accounts receivable, net	494,699	—		494,699
Prepaid expenses	20,937	—		20,937
Other current assets	19,939	—		19,939
Assets held for sale	322,465	(322,465	)(b)	—

Total current assets	965,301	(297,265)		668,036
Property and equipment, net	93,731	—		93,731
Goodwill	2,634,874	—		2,634,874
Intangible assets, net	279,605	—		279,605
Operating lease right-of-use assets	84,279	—		84,279
Other assets	232,871	—		232,871

Total assets	$4,290,661	(297,265)		$3,993,396

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$441,972	—		$441,972
Current portion of lease liabilities	23,611	—		23,611
Income taxes payable	4,763	—		4,763
Liabilities held for sale	30,444	(30,444	)(b)	—

Total current liabilities	500,790	(30,444)		470,346
Line of credit	209,800	(209,800	)(a)	—
Long-term debt and finance lease liabilities, net	1,729,377	—		1,729,377
Long-term operating lease liabilities	65,287	—		65,287
Long-term professional liabilities	222,933	—		222,933
Deferred income taxes	61,207	—		61,207
Other liabilities	21,907	—		21,907

Total liabilities	2,811,301	(240,244)		2,571,057
Commitments and contingencies

Total equity	1,479,360	(57,021	)(c)	1,422,339

Total liabilities and equity	$4,290,661	(297,265)		$3,993,396

See notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

MEDNAX, INC.

UNAUDTED PRO FORMA CONSDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Nine Months Ended September 30, 2019

(in thousands, except per share data)

	As Reported	Pro Forma Adjustments		Pro Forma
Net revenue	$2,608,167	—		$2,608,167

Operating expenses:
Practice salaries and benefits	1,860,810	—		1,860,810
Practice supplies and other operating expenses	80,757	—		80,757
General and administrative expenses	307,717	—		307,717
Depreciation and amortization	59,450	—		59,450
Transformational and restructuring related expenses	51,018	—		51,018
Goodwill impairment	1,449,215	—		1,449,215

Total operating expenses	3,808,967	—		3,808,967

(Loss) income from operations	(1,200,800)	—		(1,200,800)
Investment and other income	4,242	—		4,242
Interest expense	(91,704)	5,680	(d)	(86,024)
Equity in earnings of unconsolidated affiliates	5,475	—		5,475

Total non-operating expenses	(81,987)	5,680		(76,307)

(Loss) income from continuing operations before income taxes	(1,282,787)	5,680		(1,277,107)
Income tax benefit (provision)	99,710	(1,545	)(d)	98,165

(Loss) income from continuing operations	(1,183,077)	4,135		(1,178,942)
Income (loss) from discontinued operations, net of tax	(323,956)	323,956	(e)	—

Net (loss) income	$(1,507,033)	328,091		$(1,178,942)

Per common and common equivalent share data:
(Loss) income from continuing operations:
Basic	$(14.11)	$0.05		$(14.06)

Diluted	$(14.11)	$0.05		$(14.06)

Income (loss) from discontinued operations:
Basic	$3.86)	$3.86		$—

Diluted	$(3.86)	$3.86		$—

Net (loss) income:
Basic	$(17.97)	$3.91		$(14.06)

Diluted	$(17.97)	$3.91		$(14.06)

Weighted average common shares:
Basic	83,846			83,846
Diluted	83,846			83,846

MEDNAX, INC.

UNAUDTED PRO FORMA CONSDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2018

(in thousands, except per share data)

	As Reported	Pro Forma Adjustments (f)		Pro Forma
Net revenue	$3,647,123	$(192,313)		$3,454,810

Operating expenses:
Practice salaries and benefits	2,535,588	(109,212)		2,426,376
Practice supplies and other operating expenses	122,028	(13,177)		108,851
General and administrative expenses	432,378	(28,444)		403,934
Depreciation and amortization	111,281	(27,449)		83,832

Total operating expenses	3,201,275	(178,282)		3,022,993

Income from operations	445,848	(14,031)		431,817
Investment and other income	4,935	276		5,211
Interest expense	(88,769)	7,876	(d)	(80,893)
Equity in earnings of unconsolidated affiliates	6,825	—		6,825

Total non-operating expenses	(77,009)	8,152		(68,857)

Income before income taxes	368,839	(5,879)		362,960
Income tax provision	(100,210)	1,609	(g)(d)	(98,601)

Net income	$268,629	$(4,270)		$264,359

Per common and common equivalent share data:
Net income:
Basic	2.95	$(0.05)		$2.90

Diluted	2.93	$(0.04)		$2.89

Weighted average common shares:
Basic	91,104			91,104

Diluted	91,606			91,606

MEDNAX, INC.

UNAUDTED PRO FORMA CONSDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2017

(in thousands, except per share data)

	As Reported	Pro Forma Adjustments (f)	Pro Forma
Net revenue	$3,458,312	$(204,921)	$3,253,391

Operating expenses:
Practice salaries and benefits	2,337,734	(110,399)	2,227,335
Practice supplies and other operating expenses	120,518	(14,074)	106,444
General and administrative expenses	417,105	(31,241)	385,864
Depreciation and amortization	102,879	(24,023)	78,856

Total operating expenses	2,978,236	(179,737)	2,798,499

Income from operations	480,076	(25,184)	454,892
Investment and other income	3,953	432	4,385
Interest expense	(74,559)	3	(74,556)
Equity in earnings of unconsolidated affiliates	952	—	952

Total non-operating expenses	(69,654)	435	(69,219)

Income before income taxes	410,422	(24,749)	385,673
Income tax provision	(90,050)	9,819 (g)	(80,231)

Net income	$320,372	$(14,930)	$305,442

Per common and common equivalent share data:

Net income:
Basic	3.47	$(0.16)	$3.31

Diluted	3.45	$(0.16)	$3.29

Weighted average common shares:
Basic	92,431		92,431

Diluted	92,958		92,958

MEDNAX, INC.

UNAUDTED PRO FORMA CONSDENSED CONSOLIDATED STATEMENT OF OPERATIONS

Year Ended December 31, 2016

(in thousands, except per share data)

	As Reported	Pro Forma Adjustments (f)	Pro Forma
Net revenue	$3,183,159	$(141,349)	$3,041,810

Operating expenses:
Practice salaries and benefits	2,031,220	(73,579)	1,957,641
Practice supplies and other operating expenses	118,416	(10,606)	107,810
General and administrative expenses	372,572	(25,004)	347,568
Depreciation and amortization	89,264	(15,083)	74,181

Total operating expenses	2,611,472	(124,272)	2,487,200

Income from operations	571,687	(17,077)	554,610
Investment and other income	2,019	258	2,277
Interest expense	(63,092)	41	(63,051)
Equity in earnings of unconsolidated affiliates	3,185	—	3,185

Total non-operating expenses	(57,888)	299	(57,589)

Income before income taxes	513,799	(16,778)	497,021
Income tax provision	(189,203)	6,601 (g)	(182,602)

Net income	324,596	(10,177)	314,419
Net loss attributable to noncontrolling interests	318	—	318

Net income attributable to MEDNAX, Inc.	$324,914	$(10,177)	$314,737

Per common and common equivalent share data:

Net income attributable to MEDNAX, Inc.:
Basic	$3.52	$(0.11)	$3.41

Diluted	$3.49	$(0.11)	$3.38

Weighted average common shares:
Basic	92,422		92,422

Diluted	93,109		93,109

MEDNAX, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(a)	Adjustment reflects the assets and liabilities of the MedData business, which were previously classified as held for sale.

(b)

Adjustment reflects the use of cash proceeds from the sale of the MedData business, net of transaction expenses, to repay debt, to the extent debt was outstanding, with the remaining amount as excess cash. The Company did not include a pro forma asset for the contingent consideration payable to the Company as the fair value of such contingent consideration was not able to be estimated on the date of sale as the valuation of such contingent consideration was not yet complete.

(c)

Adjustment reflects the estimated loss on the sale of the MedData business. Any change to the estimated loss on sale will be recorded upon completion of the valuation of the contingent consideration referred to in (b).

(d)

Adjustment reflects the estimated decrease in interest expense from the use of net cash proceeds from the sale of the MedData business to repay debt and the related income tax impacts from such decrease in interest expense.

(e)	Adjustment reflects the historical loss from discontinued operations, net of tax, associated with the MedData business.

(f)	Adjustment reflects the discontinued operations of the MedData business, except as otherwise noted.

(g)	Adjustment reflects the tax effects of the MedData business divestiture to achieve the pro forma tax for the continuing operations of MEDNAX, Inc.